EXHIBIT 5.1

February 26, 2013

El Paso Pipeline Partners, L.P.
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as special counsel to El Paso Pipeline Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with preparation of a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on February 26, 2013. The Registration Statement relates to the offering, from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the "Prospectus") and one or more supplements to the Prospectus (each, a "Prospectus Supplement"), of up to $500,000,000 of common units representing limited partner interests in the Partnership (the "Securities") on terms to be determined at the time of the offering thereof. All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.

        As the basis for the opinions hereinafter expressed, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Certificate of Limited Partnership of the Partnership; (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated November 21, 2007, as amended to date (the "Partnership Agreement"); (iii) the Certificate of Formation of El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company and the general partner of the Partnership (the "General Partner"); (iv) the Amended and Restated Limited Liability Company Agreement of the General Partner (the "LLC Agreement"); (v) the Registration Statement; (vi) the Prospectus; and (vii) such other instruments and other certificates of public officials, officers and representatives of the Partnership and the General Partner, and such other persons as we have deemed appropriate as a basis for the opinions expressed below.

        In rendering the opinion expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Partnership to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the opining paragraph below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

        We have also assumed:

          (i)  (a) the Certificate of Limited Partnership of the Partnership and the Partnership Agreement and (b) the Certificate of Formation of the General Partner and the LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein;

         (ii)  the receipt by each person to whom or for whose benefit a Security is to be issued (collectively, the "Beneficial Holders") of a certificate for such Security or the receipt by The Depository Trust Company, acting as agent, on behalf of all Beneficial Holders of the class of securities of which such Security is one, of a global security then evidencing such Securities. In addition, we have assumed the issuance and sale of and payment for the Securities so acquired, in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the General Partner and the Registration Statement (including the Prospectus and the applicable Prospectus Supplement).

        Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, with respect to the Securities, when (a) the Partnership has taken all necessary action to approve the issuance of such Securities, the terms of the offering thereof and related matters and (b) such Securities have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the General Partner, upon payment (or delivery) of the consideration therefor provided for therein, such Securities will be validly issued and under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), purchasers of the Securities will have no obligation to make further payments for their purchase of Securities or contributions to the Partnership solely by reason of their ownership of the Securities or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

        We express no opinion other than as to the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws), the laws of the State of Texas and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus. In giving this consent we do not admit that we are "experts" under the Securities Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours, /s/ ANDREWS KURTH LLP